UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2004

VENTURE FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington	0-24024	91-1277503
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization		Identification Number)

721 College St SE
P.O. Box 3800 Lacey, Washington 98509
(Address of Principal Executive Offices)(Zip Code)

(360) 459-1100
(Registrant's Telephone Number, Including Area Code)

None
(Former name or former address, if changed since last report)

Item 5. OTHER EVENTS

On June 24, 2004, a press release was issued announcing the signing of a Branch Purchase and Assumption Agreement to sell seven Venture Bank branches to Timberland Bank. A copy of the press release is attached as Exhibit 99.1 and a copy of the agreement is attached as Exhibit 99.2. Both are incorporated herein in their entirety by reference.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)	Financial statements. - not applicable
(b)	Pro forma financial information. - not applicable
(c)	Exhibits.
99.1	Press Release dated June 24, 2004 announcing the sale of branches.
99.2	Branch Purchase and Assumption Agreement dated June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE FINANCIAL GROUP, INC.
(Registrant)
Dated: June 24, 2004	By: Jon M. Jones
Executive Vice President

Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Joseph Beaulieu
Senior VP, Marketing
360.459.1100

VENTURE BANK TO SELL SEVEN BRANCHES

Latest Move in Venture's Strategic Plan for Focused Growth

Olympia WA., June 24, 2004 - Publicly-held Venture Financial Group, Inc., parent company of Venture Bank (www.venture-bank.com), today announced the Bank has signed an agreement to sell seven (7) branches in three counties to Timberland Bank (www.timberlandbank.com), as part of Venture's strategic plan for focused growth along the interstate corridor.

Terms of the purchase and assumption agreement call for the sale of Venture Bank branches in Toledo and Winlock, in Lewis County; Elma, Montesano, Hoquiam and Aberdeen, in Grays Harbor County; and the Panorama City branch in Olympia, in a single transaction.

The sale, approved by the Bank's Board of Directors, is subject to customary regulatory approval, and is anticipated to close in early Fall, 2004.

"We expect current employees at these branches to retain their jobs with Timberland Bank," said Ken F. Parsons, Sr., Chairman, President and CEO of Venture Financial Group, Inc. "While the sale will have a positive impact on the company's overall financial picture, its primary importance is strategic. We want to continue the record annual revenues and profits we've enjoyed for several years. Focusing growth along the more densely populated, heavily transited interstate corridor is an important part of our plans," Parsons added.

The sale closely follows Venture Bank's purchase of a site for its first King County branch, in Kent, scheduled to open later this year. The Bank also recently announced plans to build a new, 50,000 square foot administrative headquarters at DuPont Station in Pierce County. All this activity is rooted in Venture Bank's strategic plan.

Venture Financial Group Shareholders will benefit from an estimated $4,000,000 gain net of tax and the reduction of previously acquired goodwill.

--more--

Venture Bank to Sell Seven Branches
June 24, 2004

"These developments and more to follow will allow us to remain as independent as our customers. We intend to keep and expand the strong business and civic relationships we've developed over the years, and to make new ones that will enhance our ability to serve customers in the future," said Jon M. Jones, President of Venture Bank.

Change has been a fundamental part of the Bank's success since it was founded in 1979 as Lacey Bank. Renamed First Community Bank in 1981, it became Venture Bank in 2003. It offers a full spectrum of financial services, including commercial, construction, residential and consumer lending, deposit products, online banking and billpay, and investment services through its wholly owned subsidiary, Venture Wealth Management, Inc.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in the press release as a result of risk factors including those identified in the Form 10-K Annual Report for December 31, 2003 filed by Venture Financial Group, Inc. with the SEC. Specific risks in the press release include the final purchase price and net benefit to Venture shareholders, the timing and final completion of the sale, the retention of employees by Timberland, the continuation of record revenues and profits, the opening of our King County branch, and the ability to maintain strong business and civic relationships.

Further information about the Bank may be found on the Internet at www.venture-bank.com.

--end--

Exhibit 99.2

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

BY AND BETWEEN

VENTURE BANK

AND

TIMBERLAND BANK

     Dated as of June 22, 2004

SCHEDULES

Schedule 1.3(a)	Assumed Contracts
Schedule 1.3(b)	Contracts Not Assumed
Schedule 1.5	Banking Offices
Schedule 1.12	Miscellaneous Liabilities
Schedule 1.16	Real Property
Schedule 1.18	Transferred Employees
Schedule 2.1	Liens and Encumbrances
Schedule 2.3	Trial Settlement Statement
Schedule 4.2	Accounts Not Transferred
Schedule 5.19	Transferred Assets
Schedule 7.4	Finders/Brokers
Schedule 7.6	Leases and Miscellaneous Agreements
Schedule 7.9	Non-Contravention
Schedule 8.5	Buyers Finders/Brokers

EXHIBITS
Exhibit A	Deed
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Bill of Sale
Exhibit D	Lease Assignment and Assumption Agreement

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This Agreement is made and entered into this 22nd day of June, 2004, by and between VENTURE BANK, a Washington state chartered commercial bank ("Venture"), and TIMBERLAND BANK, a Washington state chartered savings institution ("Buyer").

WHEREAS, Venture desires to sell certain depository accounts and other liabilities and other assets attributable to certain of its branch banking offices upon the terms and conditions hereinafter set forth, and

WHEREAS, Buyer is willing to acquire such assets and to assume such deposits and other liabilities upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties to this Agreement do hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless the context otherwise specifies and requires, the following terms have the meanings given below:

1.1 "Agreement" means this Branch Purchase and Assumption Agreement together with all exhibits and schedules attached hereto.

1.2 "Assets" means, subject to any adjustments described elsewhere in this Agreement: (i) the equipment, personal property and other fixed assets set forth on the list to be provided by Venture pursuant to Section 5.19; (ii) all inventories and supplies on hand at the Banking Offices as of the Closing Date, except for supplies of the loan departments; (iii) books and records of Venture as described in Section 2.4 hereof; (iv) all rights of Venture under express warranties given or made in connection with the Assets, if any; (v) all of Venture's right, title and interest in and to the Assumed Contracts; (vi) all of Venture's right, title and interest in and to all the Real Property, other than the Excluded Real Property; and (vii) cash on hand at each Banking Office and cash items in the process of collection for each Banking Office at the close of business on the Closing Date.

1.3 "Assumed Contracts" means all real property leases, contracts, personal property leases (including safety deposit box leases), and other agreements of Venture attributable to the Banking Offices that are assumed by Buyer hereunder. All such contracts (excluding safety deposit boxes), leases and agreements, etc. are set forth on Schedule 1.3(a) and the contracts not being assumed are set forth on Schedule 1.3(b) . The Banking Office for the Panorama City branch is subject to a lease set forth in Schedule 1.3(a) and is herein referred to as the "Leased Real Property."

1.4 "Average Deposit Liabilities" means the daily average of the principal amount of the balances (excluding accrued interest payable thereon) of the Deposit Liabilities for the 30 day calendar month end prior to the Closing Date.

1.5 "Banking Offices" means Venture's seven (7) banking offices described on Schedule 1.5.

1.6 "Closing" means the closing of the transactions contemplated by this Agreement, which is to take place via telephone by the parties at their respective headquarters or such other place and method as shall be mutually agreed to in writing by the parties hereto, at 10:00 a.m. Pacific time, on the Closing Date. Unless otherwise agreed to by the parties, the Closing will be deemed to occur, and will be effective, at 11:59 p.m., Pacific Time, on the Closing Date.

1.7 "Closing Date" means the first day which is the last business day of a calendar month and is at least five business days after the receipt of all regulatory approvals and the expiration of any legally required waiting, protest or appeal periods and the satisfaction of the other conditions to Closing (other than conditions which by their terms are to be satisfied at Closing), or such other date as is mutually agreed to by the parties hereto.

1.8 "Confidentiality Agreement" means that letter agreement dated May 11, 2004, by and between Venture and Buyer.

1.9 "Deposit Liabilities" means those deposit liabilities attributable to the Banking Offices, as of the Closing Date (plus accrued interest payable thereon as of the Closing Date) including, without limitation, all savings accounts, demand accounts, NOW accounts, money market deposit accounts, time deposits, public deposits and IRA accounts; provided, however, that Deposit Liabilities will not include: (i) any IRA accounts which are not transferred to Buyer's master agreement as provided in Section 2.5(b) ,(ii) brokered deposits, or (iii) public deposit CDs.

1.10 "Excluded Real Property" has the meaning set forth in Section 5.21.

1.11 "FDIC" means the Federal Deposit Insurance Corporation.

1.12 "Liabilities" means all Deposit Liabilities, all obligations of Venture under the Assumed Contracts, and all other miscellaneous liabilities specified on Schedule 1.12.

1.13 "Long Term Leave" An employee of Venture shall be deemed to be on "Long Term Leave" if at the Closing such employee has been approved for long term disability leave under Venture's long term disability program.

1.14 "Material Adverse Effect" means (a) with respect to the Banking Offices, a material adverse effect on the business, financial condition or results of operation of the Banking Offices, taken as a whole, and (b) with respect to Venture or Buyer, as the case may be, a material adverse effect on such party's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect the cause of which is (i) any change in banking, savings association or similar laws, rules or regulations or in laws, rules or regulations that affect in general the business in which the Banking Offices engage or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) the announcement of this Agreement or action or omission taken in accordance with this Agreement or with the prior written permission of the other party and (iv) any changes in interest rates or general economic conditions affecting banks, saving associations or their holding companies generally.

1.15 "Payment Amount" means the amount set forth in Section 3.1 of this Agreement.

1.16 "Real Property" means the real property, and all improvements thereon, owned by Venture on which the Banking Offices described on Schedule 1.16 are located.

1.17 "Short Term Leave" An employee of Venture or its affiliates shall be deemed to be on "Short Term Leave" if at the Closing such employee is absent from work for any reason other than: (i) an absence in connection with a previously scheduled vacation lasting thirty or fewer days or (ii) an absence because such employee is on Long Term Leave.

1.18 "Transferred Employees" means the employees of Venture or its affiliates listed on Schedule 1.18, which schedule will be updated on the Closing Date; provided that Transferred Employees shall not include any employee on Long Term Leave as of the Closing Date.

Schedule 1.18 also contains the current salary of each Transferred Employee and each Transferred Employee's vacation accrued annually and sick leave currently accrued yet unpaid.

1.19 Other Defined Terms. The following terms have the meanings given such terms in the section set forth below:

Buyer	Preamble
COBRA	§7.11
DP Information	§5.20
Estimated Amount	§6.1
Indemnitee	§9.1
Indemnitor	§9.1
Venture	Preamble
Leased Real Property	§1.3
Liability Threshold	§9.2
Representatives	§5.1
Returned Item	§12.5
Value of the Assets	§2.3

ARTICLE II
TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Venture will transfer, convey, assign and deliver to Buyer all of its right, title and interest in and to the Assets, subject to all liens and encumbrances of record, except for those monetary liens and encumbrances set forth on Schedule 2.1.

2.2 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, from and after the Closing Date, Buyer will assume all of Venture's obligations with respect to the Liabilities including, without limitation, any reporting or filing obligations imposed by the Internal Revenue Service or any other regulatory authority. Buyer will assume and will pay, perform and discharge the Deposit Liabilities to customers of Venture as stated in Venture's applicable account records, rules and regulations attributed on the records of Venture to the applicable Banking Office. It is understood that Buyer may elect to make reasonable adjustments in interest payment periods, payment options and similar adjustments required to conform the accounts to the data processing capabilities of Buyer. Buyer will make such adjustment in accordance with its understanding of its legal rights and obligations and neither Venture nor its counsel express any opinion with respect to such legal rights or obligations nor does Venture consent with respect to such changes. As between Buyer and Venture, any such adjustments will have no effect on Buyer's agreement to pay the Deposit Liabilities as herein stated, and Venture will have no liability to any customer as a result of any such adjustments.

2.3 Value of the Assets and Amount of Deposit Liabilities. Except as otherwise provided in the Agreement or in any schedule or exhibit hereto, the value of the Assets shall be allocated to the real property, furniture, fixtures, equipment and personal property (excluding any personal property with the name "Venture Bank" or a derivative thereof which Venture is to remove pursuant to Section 5.11(d) (herein "signage"), set forth in Schedule 1.16 and Schedule 5.19, the cash on hand at each Banking Office, and a 9% premium for the Deposit Liabilities, with the exception of the GH Public Deposit Authority money market, savings and NOW accounts which will be transferred at no premium, all as set forth in the Schedule 2.3 trial settlement statement prepared for the transaction as if the Closing Date had occurred on May 31, 2004. At the Closing, the value of the Assets, the deposit premium and the amount of Deposit Liabilities assumed shall be adjusted up or down by an amount equal to:

    (a) the amount by which the cash on hand at each Banking Office at the Closing Date differs from the cash on hand at each Banking Office as of May 31, 2004;

    (b) the amount by which the net book value of personal property as set forth in Schedule 5.19 differs from the net book value of personal property (excluding the signage) at each Banking Office as of May 31, 2004;

    (c) 9% deposit premium percentage times the amount by which the Average Deposit Liabilities differs from the Average Deposit Liabilities as of May 31, 2004; and

    (d) the amount by which the Deposit Liabilities differ from the amount as of May 31, 2004.

At the Closing, the same calculations shall be made subject to adjustments in amounts reflecting transactions made between May 31, 2004, and the Closing Date and for any other adjustments made in the ordinary course of business or in accordance with this Agreement. No deposit premium will be payable on the amount of jumbo deposits that exceed the amount of such deposits at May 31, 2004.

2.4 Books and Records. From and after the Closing, Buyer will have the right to possession of any and all files, books of account and records at the Banking Offices directly relating to the Banking Offices, the Assets or the Liabilities affecting daily operations which are ordinarily maintained at the Banking Offices. All books and records relating to the Banking Offices, the Assets or the Liabilities held by either party will be open for inspection for reasonable purposes by the other party and its authorized agents, representatives, and regulators during regular business hours after the Closing Date, and the party with the right of inspection may, at its own expense, make copies of excerpts from such files, books of account and records as it deems desirable. All books and records relating to the Banking Offices, the Assets or the Liabilities will be maintained for a period at least equal to the longer of the period required by law or the normal retention period under Venture's or Buyer's (as the case may be) records management program, unless the parties agree upon a shorter period.

2.5 IRA Accounts.

    (a) Included in the Deposit Liabilities are deposits of customers of the Banking Offices relating to IRA accounts (which the parties acknowledge includes SEP IRA accounts, SIMPLE IRA accounts and any other type of retirement account reflected in the deposit balances of the Banking Offices) pursuant to which Venture is currently acting as custodian.

    (b) Within such period prior to the Closing Date as is required by applicable law or regulation, Venture will, at its sole cost and expense, notify the depositors who maintain such IRA accounts of Venture's intent to resign as custodian as of Closing and to appoint Buyer as successor custodian and the discharge and release of Venture from all liabilities as custodian from and after the effective time of its resignation. Buyer will accept such appointment as successor custodian, unless the customer objects in writing to such appointment and to Buyer's master IRA agreement. It is agreed that Venture is required to notify each such depositor only once, which notification will be by means of a letter approved by Buyer and accompanied by all appropriate forms and documents necessary to effect such replacement and release and to adopt Buyer's master agreement. The IRA account of any customer not accepting the appointment of Buyer and the Buyer's master plan will not be included in the Deposit Liabilities.

    (c) Buyer agrees that, with respect to the IRA accounts transferred to Buyer pursuant to Section 2.5(b) above, Buyer will make no payment to any such customer to satisfy the minimum distribution requirements beginning the first day of April of the year following the year in which the customer reaches age 70½ until such customer provides Buyer with a written payment instruction in a form satisfactory to Buyer.

ARTICLE III
CONSIDERATION

3.1 Consideration. In consideration of the transactions set forth herein, Venture will pay to Buyer at Closing an amount (the "Payment Amount") equal to the Deposit Liabilities less (i) the deposit premium amount, (ii) the value of the Assets as determined by Section 2.3, (iii) cash on hand, (iv) escrow closing costs as set forth in Section 5.18 and (v) transferred employee training expenses for the overtime caused by employee training by Buyer or if Buyer requires the employee to be absent from the branch for training the cost of the substitute employee, as set forth in Section 12.10. The Payment Amount shall be subject to adjustments as provided in Article XII or elsewhere in this Agreement. The parties agree that at Closing at least one representative of each party will jointly count the cash on hand at each Banking Office for the purpose of determining the amount of post-Closing settlements set forth in Article XII, if any.

3.2 Proration. Except as otherwise specifically provided in this Agreement it is acknowledged that Venture will operate for its own account the Banking Offices through the Closing Date and that Buyer will operate for its own account the Banking Offices after the Closing Date. Accordingly, except as otherwise specifically provided in this Agreement, items of income and expense allocable to the Assets and Liabilities will be prorated as of the Closing

Date, whether or not such adjustment would normally be made as of such time. For purposes of this Agreement, items of proration and other adjustments shall include, but not be limited to; (i) rental payments and security deposits on the Leased Real Property; (ii) personal and real property taxes and assessments; (iii) FDIC deposit insurance assessments; (iv) wages, salaries and employee benefits and expenses; (v) other prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; and (vi) safe deposit rental payments previously received by Venture.

3.3 Taxes and Assessments. All excise and real estate transfer taxes which are payable or arise as a result of this Agreement will be paid by Venture. All assessments, including local improvement district assessments that are levied against the Real Property or the Leased Real Property will be prorated.

Real estate taxes assessed against the Real Property or the Leased Real Property will be apportioned at the Closing on the basis of the tax year during which the Closing occurs in such manner that Venture will pay or, at its option, allow Buyer as a credit against the consideration to be paid to Venture hereunder that portion thereof which corresponds to the portion of such tax year which has expired on the Closing Date, and Buyer will pay or assume the balance. Water charges, sewer use charges, garbage and all other utility and similar charges, if any, will be prorated and will be apportioned as of the Closing Date as estimated on the basis of the best information available.

ARTICLE IV
CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Obligations of Both Parties. The obligations of each of the parties to this Agreement are subject to fulfillment at or prior to the Closing Date of each of the following conditions, but compliance with or occurrence of any one or more of such conditions precedent (other than the conditions set forth in Section 4.1 (a)) may be waived by the parties in writing.

    (a) Regulatory Approvals. All approvals and consents of any relevant state and federal regulatory agencies required to consummate the transaction contemplated hereby will have been obtained and all necessary conditions, including all legally required waiting, protest or appeal periods, of or relating to such approvals will have expired or been fully satisfied; provided, however, that either party may deem this condition unfulfilled if any such approval is subject to a qualification or condition which, in the reasonable judgment of such party after consultation with the other party, (i) prohibits any of the parties or their affiliates from engaging in any activity which they currently conduct and which is otherwise permitted to it under applicable law, or (ii) has a material and adverse impact on the value of the transaction contemplated by this Agreement. Notwithstanding the preceding sentence, in the event a regulatory agency fails to approve the transaction contemplated by this Agreement or imposes a condition under (i) or (ii) above, the parties agree to cooperate and use best efforts to meet and work with such regulatory agency to resolve the problem and to obtain the appropriate approvals.

    (b) Absence of Litigation. No action or proceeding instituted by any governmental agency to prevent the consummation of the transactions covered and contemplated by this Agreement will be pending at the time of the Closing, and no order by any governmental authority prohibiting or preventing the Closing will be in effect.

    (c) Leases for Excluded Real Property. The parties shall have executed and delivered the leases, if any, required under Section 5.21.

4.2 Condition Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are further subject to the satisfaction of each of the further conditions precedent, as set forth in this Section 4.2, any one or more of which may be expressly waived by Buyer in writing.

    (a) Each of the obligations of Venture required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement will have been duly performed and complied with in all material respects (without reference to any materiality standard therein) and the representations and warranties of Venture contained in this Agreement will be true and correct (without reference to any materiality standard therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date except as to any representation or warranty that specifically relates to an earlier date and except where the failure of such representations and warranties to be true and correct would not have and would not be reasonably expected to have in the aggregate a Material Adverse Effect on the Banking Offices.

    (b) Buyer will have received a certificate from Venture substantially in the form described in Section 6.2(e) .

    (c) On or prior to Closing, Venture will have obtained and delivered all material consents reasonably necessary to authorize the transfer and assignment to Buyer of, or the substitution of Buyer for Venture under, all material Assumed Contracts (without any material alterations required by any third party and preserving for Buyer all material rights and privileges thereunder).

    (d) On or prior to Closing, Venture will have obtained and delivered a title insurance policy with owner's extended coverage, covering all the Real Property showing no liens, encumbrances or charges, except those not objected to by Buyer, and except for current taxes not delinquent, printed exceptions generally contained in any owner's extended coverage policy of title insurance, rights of government entities to make cuts and fills in connection with construction and/or maintenance of any public roadways adjoining the Real Property and easements and reservations of record which do not in the aggregate have a Material Adverse Effect on the Banking Offices. Venture will have a preliminary title report delivered to Buyer as soon as reasonably practical. Venture will incur the costs associated with a standard title insurance policy. Additional costs associated with an extended policy will be the responsibility of Buyer.

    (e) Since the date hereof and subject to the provisions of Section 5.15, there will not have been any changes in the Assets or Liabilities or in the condition (financial or otherwise), of properties, assets, liabilities, business or operations of the Banking Offices which in the aggregate have or would be reasonably expected to have a Material Adverse Effect on the Banking Offices.

    (f) Buyer has not delivered a notice of termination to Venture as provided in Section 5.15.

    (g) On or prior to Closing, Venture will have terminated all leases, subleases, licenses or similar agreements permitting any affiliate of Venture to lease, use or occupy space in any of the Banking Offices or in the Real Property.

    (h) On or prior to Closing, Venture will have delivered to Buyer any landlord consent necessary for Buyer to occupy and use any of the Banking Offices located on real property not owned by Venture.

    (i) In addition to the obligations required to be performed by Venture prior to Closing, if the average of the total Deposit Liabilities for the 30 calendar day period ending on the Closing Date is 15.0% less than the average of the total Deposit Liabilities for the 30 calendar day period ending May 31, 2004, less accounts identified by buyer that are subsequently transferred to another Venture office as identified on Schedule 4.2, then Buyer may, in its sole discretion, upon written notice to Venture, cancel this Agreement without any liability therefore.

4.3 Conditions Precedent to the Obligations of Venture. The obligations of Venture under this Agreement are further subject to the satisfaction of each of the further conditions precedent set forth in this Section 4.3, any one or more of which maybe expressly waived by Venture in writing.

    (a) Each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement will have been duly performed and complied with in all material respects (without reference to any materiality standard therein) and the representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects (without reference to any materiality standard therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date except as to any representation or warranty that specifically relates to an earlier date.

    (b) Venture will have received a certificate from Buyer substantially in the form described in Section 6.3(a) .

    (c) Since the date of this Agreement, there will not have been any material adverse changes in the assets or liabilities or in the condition (financial or otherwise) of properties, assets, liabilities, business or operations of Buyer, where such change would prevent or materially impair Buyer from fulfilling the terms and conditions of this Agreement.

ARTICLE V
COVENANTS AND AGREEMENTS OF THE PARTIES

5.1 Review; Confidentiality. To the extent that it is legally permitted to do so and subject to Section 5.2, Venture will permit Buyer and its authorized representatives, accountants, independent appraisers and counsel (collectively, "Representatives") to have access during regular business hours, upon prior reasonable notice and in such manner as will not interfere with the conduct of Venture's business, to all of the properties and books and records of or relating to the Banking Offices, the Assets or the Liabilities, and to all other information with respect to the business affairs, financial condition, and assets of the Banking Offices, as Buyer may from time to time reasonably request. Buyer and Venture will provide each other promptly with information as to any significant developments in the performance of this Agreement and will promptly notify the other if either discovers that any of its representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or becomes untrue or incorrect in any material respect. Buyer and its Representatives will treat all information furnished to Buyer by Venture in connection with this Agreement in accordance with the Confidentiality Agreement.

5.2 Right to Inspect. From and after the date of this Agreement, and so long as this Agreement has not been terminated, Buyer shall have the right to enter upon the Real Property or the Leased Real Property and make inspections, studies and surveys thereof, but only in accordance with the following terms and conditions:

    (a) Buyer may enter upon the Real Property or the Leased Real Property for the purpose of inspections, studies and surveys, only upon three (3) business days prior notice to Venture, and only in the presence of the manager of the Banking Office or another agent or employee of Venture. At Venture's option, Buyer shall provide Venture with lien waivers from those persons performing such inspections, studies or surveys prior to the commencement of work.

    (b) Buyer will not permit the creation of any lien with respect to the Banking Offices in favor of any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer in the employ or acting at the request or direction of Buyer or any agent of Buyer. Buyer hereby expressly agrees to protect, defend and indemnify Venture against and hold Venture harmless with respect to any claims, liens, encumbrances or causes of action which arise out of or are in anyway related to Buyer's activities at the Real Property or the Leased Real Property, including without limitation Venture's costs, expenses and reasonable attorney's fees incurred in connection with defending against or clearing Venture's title to the Real Property or the Leased Real Property of such claims, liens, encumbrances and causes of action.

    (c) Buyer hereby expressly agrees to indemnify Venture against and hold Venture harmless from and against all liability and expense (including reasonable attorneys' fees) in connection with all claims, suits and actions of every name, kind and description brought against Venture, its agents or employees by any person or entity as a result of or on account of injury (including death) or damage to persons, entities and/or property received or sustained, arising out of, in connection with or as a result of acts or omissions of Buyer or its agents or employees in exercising its rights under this Section 5.2, except to the extent caused by Venture's negligence.

    (d) Buyer shall be entitled to review all information, leases, contracts, studies, reports, operating information, and other documentation relating to the Real Property or the Leased Real Property. Notwithstanding anything contained in this Agreement to the contrary, Venture shall not be obligated to disclose to Buyer (i) any appraisal of the Real Property or the Leased Real Property or (ii) analyses of, or conclusions drawn by Venture from, any information relating to the Real Property or the Leased Real Property.

5.3 Conduct of Business Pending Closing. From the date of this Agreement through the Closing Date, Venture will conduct its business and affairs at the Banking Offices in the ordinary course and will offer at the Banking Offices the same products and pay interest rates on deposits and charges for non-deposit products and services consistent with past practice, except where mutually agreed on by Venture and Buyer. Buyer and Venture will work together to define and implement the operational procedures necessary to transfer the Banking Offices to Buyer. Within two (2) days after the execution and delivery of this Agreement, Venture and Buyer will each designate an individual to serve as liaison concerning operations matters. From and after the date hereof through the Closing Date, except as may be required by a regulatory authority, Venture will not, without prior written consent of Buyer:

    (a) Cause or permit the Banking Offices to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business consistent with past practice;

    (b) Cause or permit the Banking Offices to transfer to Venture's other operations any material amount of Assets or Liabilities, except for (i) equipment and supplies, if any, which have a unique function in Venture's business and ordinarily would not be useful to Buyer (such as, for example, computer software and sign inserts which refer to Venture), and (ii) cash and other customary inter-bank transfers made in the ordinary course of business in accordance with Venture's normal banking practices;

    (c) Cause or permit the Banking Offices to transfer to Venture's other operations any deposits of the type included in the Deposit Liabilities (except pursuant to an unsolicited customer request where it would be customary banking practice to honor such request);

    (d) Transfer, assign, encumber, or otherwise dispose of or enter into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of the Real Property or any other Assets, except for transactions in the ordinary course of business involving assets other than Real Property or the Leased Real Property;

    (e) Make any material capital investment in any Asset located in a Banking Office;

    (f) Enter into or amend any material continuing contract relating to the Banking Offices, the Real Property or the Leased Real Property which would be included among the Liabilities, for the purchase or lease of materials, supplies, equipment or services unless such contract can be terminated on not more than thirty (30) days' notice without cause and without payment of any material amount as a penalty, bonus, premium, or other compensation for termination;

    (g) Undertake any actions which (i) are inconsistent with a program to use all reasonable efforts to maintain good relations with Venture's employees employed at the Banking Offices and customers, unless such actions are required or permitted by this Agreement, (ii) increase the personnel at the Banking Offices, or (iii) increase the salaries or benefits of the Transferred Employees, except as consistent with past practice;

    (h) File any application with regulatory authorities to relocate any Banking Office;

    (i) Terminate the operations of any Banking Office or sell or otherwise transfer any such operations to any third party;

    (j) Enter into any leases, subleases, licenses or similar agreements permitting any affiliated or non-affiliated parties to lease, use or occupy space in any Banking Office or on the Real Property;

    (k) Transfer employees to or from any Banking Office and Venture's other operations other than temporary assignments of a fill-in nature in the ordinary course of business;

        (1) Take any action inconsistent with maintaining the tangible personal property and equipment included among the Assets in good operating condition and repair, except for ordinary and reasonable wear;

    (m) Take any action that would cause the termination of or reduction in coverage of any insurance policy currently in effect on or relating to the Banking Offices, the Assets or the Liabilities;

    (n) Fail to comply in any material respect with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the Assets, the Liabilities or the operation of the Banking Offices;

    (o) Directly or indirectly solicit or encourage any customer of the Banking Offices to transfer such customer's depository banking business to any affiliate of Venture (e.g., Venture Wealth Management) or to any office of Venture other than the Banking Offices; provided, however that this provision shall not be deemed to prohibit general solicitations not specifically directed or targeted to customers of the Banking Offices. Notwithstanding the provisions of this Section 5.3(o), Venture or any affiliate may continue to engage in all customary communications, including distribution of solicitations and promotional materials with any customers of the Banking Offices with whom Venture or any affiliate maintains a banking, lending or other financial relationship pursuant to the terms of this Agreement independently of the Banking Offices, including but not limited to customers who have loans from Venture;

    (p) Conduct advertising, solicitations or other promotional activities specifically targeted at the geographic areas set forth in Section 5.17 or that specifically mention one or more of the Banking Offices, provided, however, that this provision shall not be deemed to prohibit general solicitations not specifically directed or targeted to customers of the Banking Offices, and provided further that Venture shall not be deemed to be in breach of this provision as the result of any advertisement, solicitation or other promotional activity that occurs in the fourteen days immediately following the date of this Agreement that was initiated or otherwise put in place prior to the date hereof; or

    (q) Agree to do any of the foregoing.

5.4 Regulatory Approvals. Each party agrees to use its best efforts to obtain and, where necessary, to assist the other party in obtaining the regulatory approvals referred to in Section 4.1(a) of this Agreement. Venture and Buyer agree to use their best efforts to file initial regulatory applications for approvals as soon as reasonably practicable and no later than thirty days after the date of this Agreement and shall use all reasonable efforts to obtain each such approval as promptly as reasonably practicable and, to the extent possible, in order to permit the Closing to occur not later than 120 days after the date of this Agreement. Venture will cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments which may be required to obtain the regulatory approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality, as well as copies of the regulatory approvals when received.

5.5 Further Assurances: Transitional Matters. From and after the Closing Date, Venture will execute, acknowledge, and deliver such assurances as may be reasonably necessary to effectively vest in Buyer all of Venture's right, title and interest in and to the Assets. From the date hereof through Closing, Venture will provide Buyer all reasonable assistance requested by Buyer in order to effect as of Closing the orderly transfer of the Banking Offices, the other Assets and the Liabilities including providing information so Buyer can provide the notifications and documents necessary hereunder or to effect the transfer, and, except as otherwise provided in this Agreement, for a period of six (6) months after the Closing Date, Venture will provide such similar reasonable assistance to Buyer appropriate to effect the orderly transfer of the Banking Offices, other Assets and the Liabilities.

5.6 Consents. Venture will use its best efforts to obtain and deliver to Buyer on the Closing Date all consents reasonably necessary to authorize the transfer and assignment to Buyer of, or the substitution of Buyer for Venture under, all Assumed Contracts. Notwithstanding the foregoing, this Agreement will not constitute an agreement to assign any Assumed Contract if any attempted assignment thereof would constitute a breach thereof or would materially and adversely affect the rights of Venture thereunder. Buyer will use its best efforts to assist Venture in obtaining the above-described consents. In no event shall either Venture or the Buyer be obligated to pay any money to any person or entity or to offer or grant other financial or other accommodations to any person or entity in connection with obtaining any consent, waiver, confirmation or approval with respect to any Assumed Contract.

5.7 Termination of Contracts Not Assumed. As of or prior to the Closing Date, Venture will terminate with respect to the Banking Offices all existing contracts listed on Schedule 1.3(b) that Buyer is not assuming and Venture does not wish to continue.

5.8 Indemnification by Venture. Subject to the provisions of Article IX hereof, Venture will indemnify Buyer against and hold Buyer harmless from any and all losses, costs, damages, and expenses in respect of suits, proceedings, demands, judgments, expenses, and costs, including, without limitation, costs and expenses of counsel, which Buyer may suffer or incur by reason of any of the following: (i) breach of any representation, warranty, agreement or covenant by Venture contained in this Agreement or in any other document to be delivered at Closing; or (ii) act or omission of Venture occurring, on or prior to the Closing Date, with respect to the operations of the Banking Offices (including, without limitation, any Bank Secrecy Act violations occurring prior to Closing, failure by Venture to correctly file or pay any taxes or tax information with respect to the Assets or Liabilities prior to Closing and any act or omission by Venture in connection with its acting as a custodian of IRA accounts at the Banking Office prior to Closing); but not including any state of facts existing, or act or omission of Venture, with respect to: (a) hazardous substances described in Section 7.6; (b) the title to the Real Property and any claims, liens or encumbrances thereon (it being understood and agreed that Buyer will rely upon title insurance for these purposes); or (c) the condition of the Real Property or the Banking Offices. Buyer acknowledges and agrees that its right to indemnification under this section does not include any costs or expenses of paying or performing the Liabilities assumed by Buyer in accordance with their terms.

5.9 Indemnification by Buyer. Subject to the provisions of Article IX hereof, Buyer will indemnify Venture against and hold Venture harmless from any and all losses, costs, damages, and expenses in respect of suits, proceedings, demands, judgments, expenses, and costs, including, without limitation, costs and expenses of counsel, which Venture may suffer or incur by reason of any of the following: (i) breach of any representation, warranty, agreement or covenant of Buyer contained in this Agreement or in any other document to be delivered at Closing; or (ii) the operations or activities of the Banking Offices hereafter conducted, as the case may be (including, without limitation, any Bank Secrecy Act violations occurring after Closing, any failure by Buyer to correctly file or pay tax or tax information with respect to the Assets or Liabilities after Closing, any act or omission by Buyer in connection with its acting as a custodian of IRA accounts at any Banking Office after Closing), provided, however, that there shall be excluded from the foregoing indemnity obligation any liability resulting from a fact or circumstance which constitutes a breach of any representation, warranty, agreement or covenant of Venture in this Agreement; or (iii) any adjustments with respect to Deposit Liabilities made by Buyer pursuant to the third sentence of Section 2.2.

5.10 Further Assurances. From and after the Closing Date, Buyer will (i) give such further assurances to Venture and will execute, acknowledge, and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Venture from any obligations remaining under the Liabilities assumed by Buyer (other than any such obligations arising from fraudulent conduct on the part of Venture), and (ii) use its best efforts to assist Venture in the orderly transition of the operations of the Banking Office being acquired by Buyer.

5.11 Notification of Customers; Change of Name.

    (a) After all regulatory approvals have been obtained but prior to the Closing and in compliance with all applicable laws and regulations, Venture will at its expense prepare and deliver a letter, on Venture's stationery, in form and substance reasonably satisfactory to Buyer, informing customers and depositors of the Banking Offices who have Deposit Liabilities of the transfer of Assets and Liabilities contemplated by this Agreement. With respect to any customer notice which is required by applicable law or regulation to be mailed by Venture, Venture will, no later than the applicable deadline and at Buyer's expense, mail a letter prepared by Venture in form and substance reasonably satisfactory to Buyer to each such customer.

    (b) Within such period as may be required by applicable law and regulations but no later than five (5) business days following the Closing Date, Buyer at its expense will mail to each account holder of a checking, money market deposit or NOW account: (i) a letter prepared by Buyer, in form and substance reasonably satisfactory to Venture, notifying such depositor of the transfer of his or her account to Buyer, requesting that such account holder cease writing checks or drafts against his or her Venture account immediately following receipt of such letter (or such other period as may be required by applicable law or regulation) and (ii) check order forms, replacement checks bearing Buyer's transit and routing number and any other documents to be signed by the account holder to establish a similar account with Buyer.

    (c) At Buyer's option and upon 30 days notice, Venture agrees to do the mailings prior to Closing on Buyer's behalf provided that the costs of the mailings will remain the liability of Buyer.

    (d) Venture will at a reasonable expense to the Buyer remove any or all interior and exterior signs at the Banking Offices identifying Venture. Signs will be covered or removed by the opening of business on the first business day after the Closing Date and all signs removed within ten business days following the Closing Date. From and after the Closing Date, Buyer will at its expense as soon as reasonably practicable change the name on all documents and facilities relating to the Banking Offices to Buyer's name or to a name which is not deceptively similar to Venture Bank. Buyer may not use the names "Venture", "Venture Bank" or any similar name in any way except as may be necessary to provide notice to customers of the Banking Offices of the transactions made pursuant to this Agreement.

Nothing in this Section 5.11 requires Buyer to undertake to reissue deposits or rewrite other documents assumed by or assigned to Buyer on the Closing Date, except in the ordinary course of business.

5.12 Employees.

    (a) Venture shall terminate all Transferred Employees effective as of the Closing Date, except for any Transferred Employee on Short Term Leave or Long Term Leave at the Closing. Venture shall terminate each Transferred Employee who is on Short Term Leave at the Closing upon such Transferred employee's return to work or clearance to return to work. Buyer agrees that it will offer employment to all Transferred Employees (including, upon such Transferred Employee's return from leave or clearance to return from leave, any Transferred Employee who is on Short Term Leave at the Closing Date, but not including any Transferred Employee on Long Term Leave at the Closing Date) and will employ, effective as of the Closing Date, any Transferred Employee who accepts such offer of employment.

    (b) Buyer agrees that it will pay to each Transferred Employee during the course of that Transferred Employee's employment with Buyer an annual base salary no less than that Transferred Employee's annual base salary as of the day before the Closing Date.

    (c) Effective as of the Closing Date, all Transferred Employees shall become participants in all Buyer's employee benefit plans, practices, and policies on the same terms and conditions as similarly situated employees of Buyer. Without limiting the generality of the foregoing, prior service credit for each Transferred Employee's service with Venture (including service with any predecessor employer for which service credit was given under similar employee benefit plans of Venture), except as expressly provided otherwise herein, shall be given by Buyer with respect to all Buyer's retirement plans, employee benefit plans, practices, and policies to the extent that such crediting of service does not result in duplication of benefits. If any of the Transferred Employees becomes eligible to participate in any Buyer employee benefit plan, practice, or policy that provides medical, hospitalization or dental benefits, Buyer shall, to the extent permitted under applicable plans or agreements, waive any waiting periods and actively at work requirements (but shall not waive general requirements of formal employment with Buyer).

    (d) Venture will pay to Timberland the value of each Transferred Employee's earned but unused vacation hours at Closing. The amount will be reflected on Schedule 2.3. Buyer will assume accrued vacation liabilities for each transferred Employee. All sick leave earned and not used by a Transferred Employee prior to the Closing Date shall be maintained by Buyer after the Closing Date. From and after the Closing Date, all vacation time and sick leave shall accrue for Transferred Employees at the same rate as for similarly situated Buyer employees.

    (e) If Buyer terminates any Transferred Employee within twelve (12) months following Closing, without cause, Buyer will pay severance to such employee equal to an amount not less than two weeks salary plus an additional week's salary for each full year of employment with Venture not to exceed 26 weeks of compensation.

    (f) For a period of one year after the Closing Date, Venture or its successors, will not recruit or solicit any Transferred Employee to transfer jobs; provided that Venture may, with Buyer's consent or upon such an employee's initiation, transfer the job or change the duties of such employee and/or continue to employ such employee following the Closing Date.

    (g) This Section 5.12 shall not be construed to grant any employee of Venture a contractual right to employment or to receive any payment from Buyer or Venture, other than pursuant to Section 5.12(e) .

5.13 Tax Information and Withholding. All tax information reporting and filing requirements and all tax withholding requirements with respect to the Assets and Liabilities are the responsibility of Venture up to and through the Closing Date and is the responsibility of Buyer thereafter.

5.14 No Solicitation. Neither Venture, nor any of its directors, executive officers, lawyers, accountants or investment bankers will, directly or indirectly encourage or solicit proposals or discussions with, or enter into negotiations with, or provide any information to, any person, entity or group other than Buyer concerning any sale or assumption of the Assets or Liabilities or concerning any other possible transaction which would preclude or materially adversely affect the ability of Venture to consummate the purchase and assumption of the Assets and Liabilities contemplated by this Agreement.

5.15 Damage or Destruction. In the event that prior to Closing there occurs material physical damage to or destruction of the Real Property or the Leased Real Property, or either Buyer or Venture receives or obtains written notice of any condemnation or eminent domain proceeding which affects the Real Property or the Leased Real Property, then Buyer will have the option, for a period of 30 days following such damage, either (i) to proceed with the transaction contemplated hereby or (ii) to proceed with the transaction without the acquisition of affected property. If Buyer elects to proceed with the transaction contemplated hereby, Buyer shall be entitled to receive and will be assigned all insurance proceeds payable with respect to the damage or destruction of such Real Property and Venture will pay over to Buyer any deductible under the applicable insurance policies; however, in the event of a condemnation or eminent domain proceeding Venture shall not be liable to restore the Real Property nor may Buyer be entitled to any condemnation award or payment in lieu thereof payable to Venture. If Buyer elected to proceed without the acquisition of the affected property, the Payment Amount will be increased by an amount equal to the value of the affected property as set forth in Schedule 1.16.

5.16 Safe Deposit Boxes. Before Closing, Venture will provide to Buyer access to all leases or other agreements relating to the safe deposit boxes located in the Banking Offices. From and after the Closing, Buyer will perform and discharge all of Venture's liabilities with respect to such safe deposit boxes and the safe deposit business associated therewith, including maintaining all necessary facilities and providing all necessary services for the use of safe deposit boxes by the renters thereof, in accordance with the terms and provisions of the applicable leases or other agreements relating to such boxes, until such terms and provisions are properly modified by Buyer. Buyer will not be liable for any actions or the breach of any such lease or other agreement terms that occurred prior to Closing.

5.17 Customer Solicitation. For twenty-four months following Closing, Venture or its successors will not directly or indirectly solicit the depository banking business of any customer of the Banking Offices and will not use customer information for the purpose of preparing or distributing any solicitation, marketing, or other materials relating to such depository banking business; provided, however, that this provision shall not be deemed to prohibit general solicitations not specifically directed or targeted to customers of the Banking Offices. For twenty-four months following Closing, Venture will not open a deposit gathering facility located within a 10-mile radius of any Banking Office with the exception of the Thurston County location. For twenty-four months following Closing, Venture will not open a deposit gathering facility in Thurston County within a three-mile radius of any Banking Office. Notwithstanding the provisions of this Section 5.17 and 5.3(o), Venture or any affiliate may continue to engage in all customary communications, including distribution of solicitations and promotional materials, with any customers of the Banking Offices with whom Venture or any affiliate maintains a banking, lending or other financial relationship pursuant to the terms of this Agreement after the Closing Date or independently of the Banking Offices, including but not limited to customers who have loans and non-deposit investment products from Venture.

5.18 Escrow Agent. Venture shall select a mutually acceptable escrow agent to use in connection with the sale of the Real Property. Venture and Buyer shall share equally all costs of such escrow agent.

5.19 Transferred Assets. No more than 10 days prior to the Closing Date, Venture shall provide to Buyer a list of the equipment, personal property and other fixed assets (excluding signage) to be purchased from Venture, which shall be attached to this Agreement as Schedule 5.19.

5.20 DP Information. Venture agrees to deliver to Buyer within two weeks of executing this Agreement a preliminary draft of certain data processing information (the "DP Information") then in existence on Venture's data processing system that relates to the Deposit Liabilities. Additionally, Venture agrees to deliver to Buyer within 30 days prior to and at the Closing Date all DP Information on Venture's data processing system that relates to the Deposit Liabilities. The Buyer agrees and understands that when the DP Information is delivered by Venture it maybe in a form that is not compatible with the Buyer's data processing system. Seller will bear reasonable costs of preparing the DP Information to be received by the Buyer and the cost to convert the DP Information.

5.21 Environmental and Structural Surveys.

    (a) As soon as practicable following the execution of this Agreement (but no later than 15 days), Buyer shall engage a company of Buyer's choosing to prepare as promptly as commercially reasonable a Phase I environmental survey of the Real Property and a structural inspection of the Toledo and Montesano offices and to deliver a copies of the survey and inspection to Buyer and to Venture. Venture and Buyer shall share equally the cost of the survey and the inspection.

    (b) During a period of fifteen (15) days following the delivery of the survey (or, in the event the survey is delivered with respect to individual parcels of the Real Property on which individual Banking Offices are located, the delivery of such portion of the survey with respect to such individual parcels) and fifteen (15) days following the delivery of the inspection to Buyer, Buyer in the event of a material negative finding, shall have the right to deliver a written notice to Venture excluding from the assets to be acquired by Buyer pursuant to this

Agreement, the real property owned by Venture on which one or more Banking Offices is located (the "Excluded Real Property"). If Buyer fails to provide such notice on a timely basis, Buyer shall not be permitted to exclude any Real Property pursuant to this Section 5.21.

    (c) In the event Buyer provides the notice described in Section 5.21(b), Venture and Buyer will negotiate and enter into a mutually acceptable lease with respect to each Banking Office located on Excluded Real Property or if either of the Toledo or Montesano offices are determined to be structurally unsafe or unsound, to make other mutually agreed upon arrangements with respect to those offices. The parties agree that any lease shall include a five year term at a market rate and shall provide Buyer with the option to purchase the applicable Excluded Real Property at the termination of such lease at a purchase price determined by a third party property appraisal.

ARTICLE VI
CLOSING TRANSACTIONS

6.1 Estimate and Payment of Payment Amount.

    (a) As of a date agreed to by Venture and Buyer three to six business days prior to the Closing Date, Venture will compute an amount (the "Estimated Amount") equal to what the Payment Amount would be on such date.

    (b) At Closing, Venture will deliver and pay to Buyer the Estimated Amount in immediately available funds.

    (c) The Payment Amount will be calculated in the manner set forth in Article XII and post-closing adjustments and transactions will be handled as set forth in Article XII.

6.2 Documents, Instruments, Certificates, Etc. to be Delivered by Venture at the

Closing. At the Closing, Venture will deliver to Buyer:

    (a) Deeds substantially in the form of Exhibit A hereto for the Real Property;

    (b) Assignments and Assumption Agreements substantially in the form of Exhibit B hereto for all Assumed Contracts and the Deposit Liabilities;

    (c) Bill of Sale and Assumption Agreement substantially in the form of Exhibit C hereto for all other personal property Assets;

    (d) Certificates signed by duly authorized officers of Venture to the effect that:

        (i) The representations and warranties of Venture are true and correct (without reference to any materiality standard therein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date except as to any representation or warranty that specifically relates to an earlier date and except where the failure of such representations and warranties to be true and correct would not have and would not be reasonably expected to have in the aggregate a Material Adverse Effect on the Banking Offices; and

        (ii) The covenants of Venture to be performed on or before the Closing Date have been performed and complied with in all material respects (without reference to any materiality standard therein);

    (e) Resolutions of Venture, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

    (f) Title insurance policy described in Section 4.2(d); and

    (g) Such other documents, instruments and certificates as Buyer or its counsel may reasonably request.

6.3 Instruments, Documents, Certificates, Etc. to be Delivered by Buyer at the

Closing. At the Closing, Buyer will deliver to Venture:

    (a) Certificates signed by duly authorized officers of Buyer to the effect that:

        (i) The representations and warranties of Buyer are true and correct in all material respects (without reference to any materiality standard therein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date except as to any representation or warranty that specifically relates to an earlier date and except where the failure of such representations and warranties to be true and correct would not have and would not be reasonably expected to have in the aggregate a Material Adverse Effect on Buyer;

        (ii) The covenants of Buyer to be performed on or before the Closing Date have been performed and complied with in all material respects (without reference to any materiality standard therein);

    (b) Resolutions of Buyer, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

    (c) Such other documents, instruments and certificates as Venture or its counsel may reasonably request.

6.4 Current Information. Venture will update the information provided in the schedules to this Agreement prior to Closing.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF VENTURE

To induce Buyer to enter into this Agreement, Venture hereby represents and warrants to Buyer as follows:

7.1 Organization. Venture is duly incorporated, validly existing and in good standing as a Washington chartered community bank.

7.2 Authority. Venture has the corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement and the execution and delivery of this Agreement, and performance of the obligations hereunder, have been approved by the Board of Directors of Venture and this Agreement constitutes a valid and binding obligation of Venture, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, receivership, conservatorship, reorganization, and other laws of general applicability relating to or affecting creditors' rights, and to general equity principles. No approval of its shareholder is required in connection with the transaction contemplated by this Agreement.

7.3 Legal Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of Venture, threatened against or affecting the Assets or the Liabilities that would be reasonably expected to have a Material Adverse Effect on the Banking Offices. Venture has not received notice from any governmental agency, instrumentality or department of the United States, the State of Washington or any other state indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

7.4 Finders or Brokers. Except as set forth on Schedule 7.4, Venture has not engaged or employed a broker or finder in connection with this Agreement or the transactions contemplated hereunder.

7.5 Compliance with Applicable Law. Except where failure to do so would not have or be reasonably expected to have in the aggregate a Material Adverse Effect on the Banking Offices, Venture holds all licenses, certificates, franchises, permits and other governmental authorizations necessary for the lawful conduct of the business and operations of the Banking Offices, and such licenses, certificates, franchises, permits and other governmental authorizations are in full force and effect and Venture is in compliance therewith. The business and operations of the Banking Offices have been and are being conducted in compliance with all applicable laws, rules, regulations and authorities except where failure to do so would not have and would not be reasonably expected to have in the aggregate a Material Adverse Effect on the Banking Offices.

7.6 Real Property.

    (a) Other than those as set forth on Schedule 7.6 there are no leases, subleases, licenses or similar agreements permitting any party to lease, use or occupy space in any of the Banking Offices or in the Real Property. There are no outstanding options to purchase or similar agreements with respect to the Real Property.

    (b) Subject to the provisions of Section 5.15, other than as specifically set forth above, Venture makes no representations or warranties with respect to, and shall have no liability to Buyer for: (i) the condition of the Real Property or the Leased Real Property or any buildings, structures or improvements located on the Real Property or the Leased Real Property or the suitability of the property for habitation or for Buyer's intended use or for any use whatsoever; (ii) any applicable building, zoning or fire laws or regulations or with respect to compliance therewith or with respect to the existence of or compliance with any required permits, if any, of any governmental agency; (iii) the availability or existence of any water, sewer or utilities, any rights thereto, or any water, sewer or utility districts; (iv) access to any public or private sanitary sewer system; or (v) the presence of any hazardous substances in any improvements on the Real Property or the Leased Real Property, including without limitation asbestos or urea-formaldehyde, or the presence of any environmentally hazardous wastes or materials on or under the Real Property or the Leased Real Property. Without limiting the generality of the foregoing, Venture shall have no liability to Buyer with respect to the condition of the Real Property under common law, or any federal, state, or local law or regulation, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C.A. sections 9601 et seq. and Buyer hereby releases and waives any and all claims which the Buyer has or may have against Venture under any such laws or with respect to the condition of the Real Property or the Leased Real Property. Buyer has not been given the opportunity to fully inspect the Real Property or the Leased Real Property and subject to the foregoing Buyer assumes the responsibility and risks of all defects and conditions, including such defects and conditions, if any, that cannot be observed by casual inspection. Without limiting the generality of the foregoing, by closing the transaction as contemplated herein, Buyer agrees that: (i) Buyer shall be deemed to have accepted all risk associated with adverse physical characteristics and existing environmental conditions that may or may not have been revealed by Buyer's investigation of the Real Property or the Leased Real Property or any reports provided or made available to Buyer, and (ii) as between Venture and Buyer, Buyer shall be deemed to have accepted all costs and liabilities associated in any way with the physical and environmental condition of the Real Property or the Leased Real Property. Buyer acknowledges and agrees that Venture makes no representations or warranties regarding the truth, accuracy or thoroughness of the investigation, preparation or content of any such reports, or the competence or ability of the persons or companies preparing such reports. Buyer agrees that, by closing the transaction contemplated herein, Buyer will have had an opportunity to review such reports prior to the closing date in order to make an independent verification of the information contained therein, and that Buyer and its environmental consultants will have had an opportunity to conduct tests on the Real Property or the Leased Real Property.

    (c) No notice of violation of any applicable federal, state or local statute, law, ordinance, rule, regulation, order or requirement, or any covenant, condition, restriction or easement affecting the Real Property or with respect to the use or occupancy of the Real Property, has been given to Venture by a governmental authority having jurisdiction over the Real Property or by any other person entitled to enforce the same, except where such violations would not have and would not reasonably be expected to have a Material Adverse Effect on the Banking Offices.

    (d) To the best of Venture's knowledge, there is no plan, study or effort by any governmental authority or any nongovernmental person or agency which may adversely affect the current or planned use of the Real Property. To the best of Venture's knowledge and there is no existing, proposed or contemplated plan to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Real Property or that would have a Material Adverse Effect on the Banking Offices.

    (e) Venture has not subjected, and will not subject or suffer to be subjected hereafter the Real Property or any portion thereof to any lease, sublease, tenancy, occupancy agreement or similar right, mortgage, deed of trust, lien, encumbrance, claim, charge, covenant, condition, restriction, easement, right of way or other matter affecting the Real Property or any portion thereof that would have a Material Adverse Effect on the Banking Offices.

    (f) Venture has, and on the Closing Date will have, good and marketable title to the Real Property.

    (g) Venture has, and on the Closing Date will have, a valid lease under which it is entitled to occupy and use the Leased Real Property.

7.7 Title to Personal Property. Venture has, and on the Closing Date will have, good and marketable title to the machinery, equipment, materials, supplies, and other property of every kind, tangible or intangible, included among the Assets free and clear of all liens, encumbrances, and charges.

7.8 Taxes. All tax information reporting and filing requirements and all other requirements relating to tax returns and reports with respect to the business or operations of the Banking Offices or the Assets or the Liabilities have been complied with by Venture as of the date hereof and will have been complied with as of Closing except for tax returns not yet due (including appropriately filed extensions) and with respect to which Venture agrees that the returns will be timely filed.

7.9 Non-Contravention. The execution and delivery of this Agreement by Venture does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of or default under any law, rule, or regulation, or any judgment, decree, order, governmental permit, or license, or, except as set forth on Schedule 7.9 hereto, agreement, indenture, or instrument to which Venture is subject, which breach, violation, or default would have a Material Adverse Effect on the Banking Offices or on Venture; or (ii) a breach or violation of or a default under the Articles of Incorporation or Bylaws of Venture. Except as set forth on Schedule 7.9, the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, consent, decree, order, governmental permits, or license or the consent or approval of any other party to any such agreement, indenture, or instrument other than those referred to in Section 4.1.

7.10 FDIC Insurance. The deposits at the Banking Offices are insured by the FDIC to the extent permitted by applicable law.

7.11 Employment Agreements. None of the Transferred Employees are party to any written employment or deferred compensation agreement with Venture or any affiliate. Venture is not a party to any contract or arrangement with any union relating to the business conducted at the Banking Offices, and Venture is not aware of any pending organizational efforts at the Branch Offices. To the best of Venture's knowledge, there has been no indication to Venture that a union organizational effort or labor disturbance is likely at the Banking Offices prior to the Closing Date. To the extent required by law, as of the Closing Date, Venture will have provided all required notification under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to all former employees of Venture at the Banking Offices after Closing Date and to all other persons who become "qualified beneficiaries" under COBRA with respect to any group health plans maintained by Venture for its employees, and Venture will have provided any required COBRA coverage to all such former employees and other qualified beneficiaries of Venture who elect COBRA coverage within the time period specified by COBRA and the regulations promulgated thereunder.

7.12 Safe Deposit Boxes. Venture is in material compliance with the terms and conditions of the applicable leases or other agreements relating to the safe deposit boxes located in the Banking Offices.

7.13 Deposit Liabilities. Venture has properly accrued interest on the Deposit Liabilities and its records respecting the Deposit Liabilities accurately reflect such accruals of interest except where failure to do so would not have a material adverse effect on the Banking Offices. Venture has delivered to Buyer a true and correct copy of the current account forms for each of the types of Deposit Liabilities offered by Venture out of the Banking Offices. Except as expressly set forth in this Section 7.13, Venture makes no representation or warranty in respect of the Deposit Liabilities and shall have no liability for any losses, costs, damages or expenses in respect thereof.

7.14 Representations Complete. No representation or warranty by Venture in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

7.15 Survival. All representations and warranties made in this Agreement by Venture will survive one year after the Closing Date.

7.16 Employees. None of the Transferred Employees are, nor to Venture's knowledge are any of the Transferred Employees entitled to be, receiving benefits under any Venture long term disability program.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Venture to enter into this Agreement, Buyer hereby represents and warrants to Venture as follows:

8.1 Organization. Buyer is duly incorporated, validly existing and in good standing as a Washington chartered savings bank.

8.2 Authority. Buyer has the corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement and the execution and delivery of this Agreement has been approved by the Board of Directors of Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, receivership, conservatorship, reorganization, and other laws of general applicability relating to or affecting creditors' rights, and to general equity principles. No approval of its shareholders is required in connection with the transactions contemplated by this Agreement.

8.3 Non-Contravention. The execution and delivery of this Agreement by Buyer does not, and subject to the receipt of the aforementioned approvals and consents, the consummation of the transactions contemplated hereby by Buyer will not constitute (i) a breach or violation of or default under any law, rule, or regulation, or any judgment, decree, order, governmental permit, or license, or agreement, indenture, or instrument to which Buyer is subject, which breach, violation, or default would have a Material Adverse Effect on the Buyer; or (ii) a breach or violation of or a default under the Articles of Incorporation or Bylaws of Buyer. The consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, consent, decree, order, governmental permits, or license or the consent or approval of any other party to any such agreement, indenture, or instrument other than those referred to in Section 4.1.

8.4 Legal Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer which would have or be reasonably expected to have a Material Adverse Effect on Buyer's ability to consummate the transaction contemplated by this Agreement. Buyer has not received notice from any governmental agency, instrumentality or department of the United States or any state indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

8.5 Finders or Brokers. Except as set forth on Schedule 8.5, Buyer has not engaged or employed a broker or finder in connection with this Agreement or the transaction contemplated hereunder.

8.6 Financing. Buyer's ability to consummate the transactions contemplated by this Agreement is not contingent on raising any regulatory capital, obtaining specific financing thereof, consent of any lender or any other matter.

8.7 Representations Complete. No representation or warranty made or given by Buyer in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

8.8 Survival. All representations and warranties made in this Agreement by Buyer will survive one year after the Closing Date.

     ARTICLE IX INDEMNIFICATION

9.1 Indemnity Procedures. Promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding in respect of which indemnity may be sought on account of an indemnity contained in Section 5.8 or 5.9, the party seeking indemnification (the "Indemnitee") will give notice thereof to the party from whom indemnification is sought (the "Indemnitor"), within sufficient time to enable the Indemnitor to respond to such claims or answer or other plea in such action. The omission of such Indemnitee so to notify promptly the Indemnitor of any such claim, demand, assessment, suit, action, or proceeding will not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith on account of the indemnity contained in Section 5.8 or 5.9 unless and only to the extent that the Indemnitor is prejudiced thereby. In the event any claim, demand, or assessments will be asserted or suit, action, or proceeding commenced against an Indemnitee, the Indemnitee will notify the Indemnitor of the commencement thereof, and the Indemnitor will be entitled to participate therein and, to the extent that it may elect to do so, to assume the defense, conduct, or settlement thereof, using counsel approved by the Indemnitee, which approval will not unreasonably be withheld. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct, or settlement thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such defense, conduct, or settlement. The Indemnitee will (i) cooperate with the Indemnitor in connection with any such claim, demand, assessment, suit, action, or proceeding; (ii) make personnel, books, and records relevant thereto available to the Indemnitor; and (iii) grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as such Indemnitor may reasonably consider desirable and as such Indemnitee may reasonably consider necessary in connection therewith.

9.2 Liability Thresholds. Notwithstanding anything in this Article to the contrary, no amount will be payable by an Indemnitor pursuant to this Article or Sections 5.8 or 5.9 with respect to breaches of representations and warranties or any covenant in Section 5.3 unless and until the aggregate indemnified losses asserted for such breaches by the Indemnitor equals or exceeds $100,000 (the "Liability Threshold"). Once the Liability Threshold for the Indemnitor is reached, the Indemnitee will be entitled to the benefit of this indemnity for such breaches to the extent of any and all losses above the Liability Threshold.

9.3 Claims Survival Period. Notwithstanding any other provision herein, no claim may be asserted under this Agreement unless the Indemnitee gives the other party notice of such claim before the first anniversary of the Closing; provided, that where notice of such claim has been timely given, such claim will survive beyond such date.

9.4 Exclusive Remedy. If the transaction closes, the rights of indemnification of either party under this Article after Closing will be the exclusive remedy as to any matters addressed in this Agreement, except as otherwise set forth in Article XII and Section 13.11. Prior to the Closing, the rights of the parties set forth in Article X and in Section 13.11 will be the exclusive remedies of the parties as to the matters addressed therein.

9.5 Subrogation. Following indemnification as provided for hereunder, the Indemnitor will be subrogated to all rights of the Indemnitee with respect to all persons relating to the matter for which indemnification has been made.

9.6 Insured Losses. Notwithstanding any other term or provision of this Agreement, the Indemnitor will not be required to indemnify the Indemnitee for a loss to the extent that the Indemnitee receives insurance payments covering such loss; provided, that this provision would not result in the loss of, or a requirement to repay, such insurance by the Indemnitee. In the event that insurance is not paid to the Indemnitee to cover the full amount of the loss, the Indemnitor will remain liable for the difference between the insurance payment as described above and the amount of the loss.

9.7 Final and Binding Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Olympia, Washington. This includes not only disputes about the meaning or performance of the Agreement, but disputes about negotiation, drafting, or execution. The arbitration will be conduced by Judicial Dispute Resolution LLC with the arbitrator appointed and the arbitration conducted in accordance with Judicial Dispute Resolution rules and procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses, and attorney fees in accordance with Section 13.11. The arbitrator's award may be reduced to final judgment in Thurston County Superior Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails.

ARTICLE X
TERMINATION

10.1 Termination of Agreement. This Agreement will terminate and be of no further force or effect as between the parties hereto, except as to the liability for any willful breach of any material covenant, agreement, representation, or warranty occurring or arising prior to the date of termination, upon the occurrence of any of the following:

    (a) Immediately upon the expiration of thirty (30) days from the date that Venture has given notice to Buyer of a breach or default by Buyer in the performance of any covenant, agreement, representation, warranty, duty, or obligation hereunder, provided, however, that no such termination will be effective if, within such thirty (30) day period, Buyer will have substantially corrected and cured to Venture's reasonable satisfaction the grounds for termination as set forth in such notice of termination or Venture will have waived such default or breach or will have extended the time for such cure;

    (b) Immediately upon the expiration of thirty (30) days from the date that Buyer has given notice to Venture of a breach or default by Venture in the performance of any covenant, agreement, representation, warranty, duty, or obligation hereunder, provided, however, that no such termination will be effective if, within such thirty (30) day period, Venture will have substantially corrected and cured to Buyer's reasonable satisfaction the grounds for termination as set forth in such notice of termination or Buyer will have waived such default or breach or will have extended the time for such cure;

    (c) By either Buyer or Venture if the Closing has not occurred on or before 120 days from the date of this Agreement;

    (d) By Buyer as provided in Section 5.15 or by Buyer, pursuant to written notice by Buyer to Venture, if any of the conditions set forth in Section 4.2 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Buyer, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; or

    (e) By Venture if Buyer has not received the approvals required under Section 4.1 (a) on or prior to 100 days from the date of this Agreement or by Venture, pursuant to written notice by Venture to Buyer, if any of the conditions set forth in Section 4.3 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Venture, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied.

10.2 Immaterial Breach. Notwithstanding anything to the contrary contained herein, no party hereto will have the right to terminate this Agreement on account of its own breach or because of any immaterial breach by the other party hereto of any covenant, agreement, representation, warranty, duty, or obligation hereunder.

10.3 Waiver of Right to Terminate. Any party may, at its election, waive in writing any of its respective rights to terminate this Agreement under the foregoing provisions of this Article X, and the parties will be deemed to have waived such rights from and after the Closing Date even though actual settlement may have been delayed pursuant to the provisions of Article XII or otherwise.

10.4 Effect of Termination. Except as otherwise provided in this Agreement, in the event of termination of this Agreement, each party is responsible for its own expenses and neither party will be liable in damages to the other unless termination results from the willful breach or default of this Agreement by one of the parties.

ARTICLE XI
EFFECT ON THIRD PARTIES

Except as otherwise provided by law, neither the rights of creditors and depositors of Venture, nor any liability or obligation for payment of money, nor any claim or cause of action against Venture will be in any manner released or impaired by this Agreement or by the transactions contemplated hereunder, and the rights and obligations of all creditors and depositors and of all other persons will remain unimpaired, but Buyer will succeed to all such obligations and liabilities which are actually included among the Liabilities as of the Closing Date and will be liable from then and thereafter to pay, discharge, and perform all such liabilities and obligations of Venture assumed pursuant to this Agreement and in connection with the transactions contemplated hereunder in the same manner as if Buyer had itself incurred the liabilities or obligations, and Buyer will succeed to all of the rights, offsets, and defenses of Venture in connection therewith.

ARTICLE XII
SETTLEMENT, ADJUSTMENTS AND TRANSITIONAL MATTERS

12.1 Post-Closing Calculations and Settlements. Within fifteen (15) calendar days following the Closing Date, Buyer and Venture will compute the amount of the Payment Amount according to the provisions of Section 3.1, and if the actual Payment Amount is different from the Estimated Amount calculated as provided in Section 6.1, then Buyer (if the Estimated Amount exceeds the Payment Amount) or Venture (if the Payment Amount exceeds the Estimated Amount) will immediately pay such excess amount in immediately available funds to the other party, together with interest on such excess from the Closing Date to the date of payment at a simple per annum rate, without any compounding, at the effective federal funds rates (based on the average of the closing bid and offered quotations) as published daily by the Wall Street Journal. Any additional payments or adjustments arising out of this Agreement maybe computed and paid, with interest calculated pursuant to this Section 12.1, in subsequent settlements by mutual agreement of the parties.

12.2 Disputes as to Calculations. Buyer and Venture agree to use their best efforts to agree on the calculation of the Payment Amount. In the event that the parties should fail to agree on either calculation, the parties agree to refer the matters in dispute with respect to such calculations to an independent firm of certified public accountants of national standing reasonably acceptable to Buyer and Venture, and Buyer and Venture agree to be bound by the determination of such firm with respect to the disputed matter relating to the calculation of the Payment Amount. Buyer and Venture agree to share equally the fees and charges of such accounting firm for its services in resolving such dispute. If in the resolution of the dispute, it is determined that one party owes an amount to the other party, the paying party will also pay interest on such amount from the date it should have been paid to the date of payment at the same rate as provided in Section 12.1.

12.3 Check Processing and Reimbursements. For a period of 120 days after the Closing Date, Venture and its successors will continue to clear checks or drafts drawn on checking accounts, NOW accounts and money market deposit accounts drawn on accounts transferred to Buyer pursuant to this Agreement, and Buyer will reimburse Venture for the amount of funds paid on such checks or drafts as herein provided. During such 120 day period, Venture or its servicing agent will transmit by facsimile to Buyer by 7:30 p.m. each day a report of all such checks or drafts for such day, and Buyer will pay Venture the amount of such checks and drafts by the close of the following business day by means of a wire transfer from Buyer's account to Venture's account; Venture will provide Buyer with wiring instructions at or prior to Closing. During such 120 day period, Venture or its servicing agent will place all such checks or drafts received for collection on Deposit Accounts into the possession of a courier for delivery to Buyer by the morning of the second business day following such receipt. Buyer will be responsible for determining if each such check or draft delivered is properly payable. Venture shall have no obligation to pay such forwarded transaction account drafts. After the 120 day period, Venture will not accept any such checks and such checks will be returned marked "UTL" (unable to locate). Any additional charges by Venture's servicing agent in order to comply with this Section 12.3 will be shared equally between Buyer and Venture.

12.4 ACH Transactions. With respect to the direct pay and automated clearinghouse transactions requested by customers of the acquired branch after the Closing Date, Buyer agrees to use its best efforts to notify, within 30 days after the Closing, the appropriate ACH Originator to redirect such direct pay and automated clearinghouse transactions from Venture to Buyer utilizing a Notification of Change transaction. Venture agrees that for a period of 60 days following the Closing Date it will effectuate such requests in the same manner and with the same diligence as it would have prior to the closing date. Venture agrees to provide Buyer with the daily detail necessary for Buyer to timely credit or debit the customer's account and to allow buyer to send Notification of Changes. Venture and Buyer agree to a timely net daily settlement of these transactions. At the end of such 60 day period, Venture will discontinue accepting and forwarding ACH entries and funds and return them to the originators marked "R12- Branch sold to another DFI." Buyer shall have the right to dishonor debits on overdrawn accounts and shall effectuate such return directly to the originating DFI of the item. Venture shall provide informational support to Buyer regarding items it handles but shall in no way be liable for such items. Venture may act as an intermediary for return of such items, but again shall have no liability for such items, assuming Venture acts using reasonable commercial procedures. Buyer agrees to reimburse Venture for any reasonable out of pocket expenses incurred by Venture in complying with this Section 12.4. The parties may agree to other procedures to handle ACH transactions.

12.5 Returned Items. With respect to any items that are credited as of the Closing Date to an account being transferred to Buyer pursuant hereto that are returned unpaid ("Returned Item"), and if there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit at the Banking Office of Buyer standing in the name of the party liable for such Returned Item, and if Buyer has a right of charge-back against the account to which such Returned Item was credited or a right of set-off against such other accounts in respect of the charge-back, Buyer will debit any or all of such accounts an amount equal in the aggregate to the Returned Item and will repay that amount to Venture, reduced, however, by the amount of the Premium, if any, attributable to such Returned Item.

12.6 Wire Transfers. Venture shall return to the originator all wire transfers it receives for accounts sold on the same day it receives it. Venture shall include a service message indicating the account was sold to Buyer, for 60 days after Closing.

12.7 ATM/Debit/POS Cards. Buyer and Venture agree to settle any and all ATM, Debit Card, and POS transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practical. In addition, Buyer assumes responsibility for and agrees to pay on presentation all POS transactions initiated before or after the Closing Date with POS cards issued by Venture to access transaction accounts. Venture agrees to provide Buyer with the daily detail necessary for Buyer to timely credit or debit the customer's account for 30 days following the Closing Date. In instances where a customer made an assertion of an error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Venture, prior to Closing Date, recredited the disputed amount to the relevant account during the conduct of the error investigation, Buyer agrees to comply with a written request from Venture to debit such account in a stated amount and remit such amount to Venture, to the extent of the balance of funds available in the accounts. Venture agrees to indemnify the Buyer for any claims or losses that the Buyer may incur as a result of complying with such request from Venture. Buyer shall reissue ATM/Debit/POS cards to customers with such Venture cards prior to the Closing Date, which cards shall be effective as of the Closing Date.

12.8 Account Adjustments. For a period of twelve months, Buyer agrees to comply with a written request from Venture to debit or credit an account in a stated amount and remit such amount, if debit, to Venture, to the extent of the balance of funds available in the accounts. Venture agrees to indemnify the Buyer for any claims or losses that the Buyer may incur as a result of complying with such request from Venture.

12.9 Records and Financial Information. The party having control of the relevant records and financial information used in connection with any adjustment provided for in this Article XII will, at the expense of the other party, certify the accuracy of such record and financial information if so requested by the other party.

12.10 Pre-Closing Training. Venture and Buyer will agree to mutually acceptable terms and conditions under which Buyer may provide training to the Transferred Employees, including but not limited to reasonable advance notice of training schedule, the placement at specific locations of one or more training terminals in the Banking Offices and reasonable access to the Banking Offices. Any such training will be conducted at times and in a manner that will not interfere with the business activities of the Banking Offices. Buyer will reimburse Venture for the time spent by any Transferred Employees in connection with such training activities, whether such activities take place at a Banking Office or off-site, and for any reasonable measures taken by Venture to mitigate the impact of such training on the business activities of the Banking Offices (including, by way of example and not limitation, the use of temporary workers or the scheduling of overtime). Buyer also will reimburse all related, reasonable travel expenses to Venture or the Transferred Employees, as appropriate.

12.11 Electronic Installation. Buyer shall have a reasonable right to enter the Banking Offices in the thirty (30) calendar day period prior to the Closing Date for the purpose of installing necessary wiring for Buyer's teller terminals and data processing equipment to be utilized after the Closing, subject to satisfaction by Buyer of the following conditions;

    (a) reasonable advance notice of such entry shall be given to Venture, such entry shall comply with Venture's security procedures and Venture shall have the right to have its employees or contractors present to inspect the work being done;

    (b) all such work shall be done so as not to unreasonably interfere with Venture's business in the Banking Office; and

    (c) all such work will be done in compliance with the laws and applicable governmental regulations and Buyer shall be responsible for the procurement, at Buyer's expense, of all required governmental or administrative permits and approvals.

Buyer agrees that if for any reason the transactions contemplated hereunder are not consummated, Buyer will, at its sole cost and expense, remove any installations it shall have made in the Banking Offices and shall repair and restore the Banking Offices to their condition immediately prior to such installation.

12.12 IRC Section 1031 Exchange. Buyer acknowledges that Venture's sale of the Real Property may be a tax-free exchange, and Buyer agrees to cooperate with Venture in completing such an exchange, subject to the terms of this Agreement, provided that all costs in connection therewith shall be borne by Venture.

ARTICLE XIII
MISCELLANEOUS

13.1 Expenses. Except as is otherwise specifically provided in this Agreement, whether the Closing takes place or whether this Agreement is terminated, each party will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys' fees, accounting fees and other expenses.

13.2 Notices. All notices, demands, and other such communications hereunder must be in writing and will be deemed to have been duly given if delivered in person or by Federal Express or similar overnight courier service, fees prepaid, by confirmed facsimile transmission, or otherwise actually delivered, as follows:

    (a) If to Venture, to:

          Venture Bank
          721 College Street
          Lacey, WA 98503
          Attention: Jon M. Jones, President
          Facsimile: (360) 455-6021

          with copy to:

          Foster Pepper Tooze LLP
          601 SW 2nd Avenue, Suite 1800
          Portland, Oregon 97204
          Attention: Kenneth E. Roberts, Esquire
          Facsimile: (800) 601-9234

    (b) If to Buyer, to:

          TIMBERLAND BANK
          624 Simpson Ave
          Hoquiam, WA 98550
          Attention: Michael R. Sand, President and CEO
          Facsimile: (360) 599-4743

          with copy to:

          Breyer & Associates, PC
          8180 Greensboro Dr, Suite 785
          Mclean, VA 22102
          Attention: John Breyer
          Facsimile: (703) 883-2511

The persons or addresses to which deliveries will be made may change from time to time by notice given pursuant to the provisions of this Section 13.2.

13.3 Successors and Assigns. All terms and provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns, provided, however, that this Agreement and all rights, privileges, duties, and obligations of the parties hereto may not be assigned or delegated by either party hereto prior to the day after the Closing Date without the written consent of the other party to this Agreement and provided further that in case of any such assignment or delegation, the party assigning or delegating also will remain responsible as a party hereto.

13.4 Third-Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto (except for Section 5.12, which is intended to benefit third party beneficiaries).

13.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together constitute one instrument.

13.6 Governing Law. This Agreement is made and entered into in the State of Washington, and the laws of that State govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

13.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not constitute a part of this Agreement.

13.8 Entire Agreement; Limitations. The making, execution, and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties, or agreements other than those herein expressed. This Agreement (including exhibits and schedules hereto) embodies the entire understanding of the parties and supersedes any prior agreements or understandings, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except for the Confidentiality Agreement, which remains in full force and effect. This instrument and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the parties or their duly authorized agents.

13.9 Confidentiality. The undertakings in Section 5.1 with regard to confidentiality and in the Confidentiality Agreement will survive termination of this Agreement and the Closing. It is understood and agreed that this Agreement (including schedules and exhibits) will be filed with certain regulators.

13.10 Press Releases. No press release will be issued relating to the transactions contemplated by this Agreement without prior approval of Venture and Buyer. However, either Venture or Buyer may issue at any time any press release it believes, on the advice of its counsel, it is obligated to issue to avoid liability under any law relating to disclosures, but the party issuing such a press release will make every reasonable effort to give the other party prior notice and an opportunity to participate in such release and any press release must conform to the confidentiality provisions of Section 13.9. It is understood and agreed that certain public notices must be made in connection with regulatory approval of the transaction contemplated by this Agreement.

13.11 Attorneys' Fees. In the event of any suit, action or proceeding arising out of or in connection with this Agreement (other than a dispute referred to an accounting firm as provided in Section 12.2), the prevailing party will be entitled to its costs, expenses and reasonable attorneys' fees incurred in connection with such suit, action or proceeding and on appeal.

13.12 Survival. Except as otherwise provided in this agreement and subject to any limitation set forth in this Agreement the provisions of this Agreement shall survive Closing.

13.13 Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

VENTURE BANK

By:  __________________________________
       Ken F. Parsons, Sr., CEO

TIMBERLAND BANK

By:  __________________________________
       Mike R. Sand, President & CEO